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                                                    EXHIBIT 11

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VALLEY COMMUNITY BANCSHARES, INC.
Computation of Earnings per share:

The numerators and denominators of basic and fully diluted earnings per share are as follows:

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

In thousands, except for per share amounts
                                                                 1999           1998           1997
                                                             -------------  -------------  -------------
Net income (numerator)                                      $       1,394  $       1,481  $       1,592
                                                             =============  =============  =============

Shares used in the calculation (denominator)
 Weighted average shares outstanding                            1,119,780      1,012,844      1,001,013
 Effect of dilutive stock options                                  32,796         34,901         37,586
 Fully diluted shares                                           1,152,576      1,047,745      1,038,599
                                                             =============  =============  =============

Basic earnings per share                                    $        1.24  $        1.46  $        1.59
                                                             =============  =============  =============

Fully diluted earnings per share                            $        1.21  $        1.41  $        1.53
                                                             =============  =============  =============
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